Exhibit 10.29

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

IOGEN D3 BIOFUEL PARTNERS LLC

220 Wilson Blvd., Suite 310

Arlington, VA 22202

September 17, 2019

GSF Energy, L.LC.

Attn: Marty Ryan

680 Anderson Dr.

Foster Plaza, 5th Floor

Pittsburgh, PA 15220

Re:	Transaction Confirmation dated May 9, 2016, amended on May 20, 2016 and May 22, 2018 between Iogen D3 Biofuel Partners LLC (“Buyer”) and GSF Energy, L.L.C. (“Seller”) (“Transaction Confirmation”)

Dear Marty:

Reference is made to the Transaction Confirmation defined above. This letter agreement (“Amendment”) serves as an additional amendment to the Transaction Confirmation. Any capitalized terms not defined herein shall have the respective meanings given to them by their definitions within the Transaction Confirmation.

Buyer and Seller agree as follows:

1.

Disbursements for [***] Operation. Buyer shall make the disbursements from the Controlled Cash Account to Seller and Buyer for all amounts set forth under the column “To Seller” and “To Buyer” on Exhibit A (attached hereto) within five (5) Business Days of the date upon which this Third Amendment is signed by both Buyer and Seller (“Execution Date”), and Seller shall communicate its approval of such disbursements to BMO Harris Bank.

2.

Floating Price Gas Deduction. With respect to volumes of Floating Price Gas delivered in any Month, Buyer shall be obligated to pay to Seller an amount equal [***] (“Floating Price Gas Deduction”). For clarity, this paragraph does not modify the existing Contract Price definition for Floating Price Gas within the Transaction Confirmation.

3.	Shortfall Advances. Starting on the Execution Date, and subject to the Repayment Clause noted herein:

a.	In the event that, in a given Month the value of:

•

The gross proceeds received by Buyer from the sale or use delivered to Buyer during the applicable Monthly Period, including. for clarity, the proceeds received by Buyer from the sale of RINs or LCFS Credits generated as a result of the use or sale of such RBs, minus

•	The purchase price paid by Buyer in respect of all RB delivered to Buyer during the applicable Monthly Period;

minus

•

All other third-party costs and expenses incurred by Buyer in connection with the purchase, sale or use of RB, including its Green Attributes, delivered to Buyer during the applicable Monthly period, including, without limitations, RB storage costs with Shell Energy, any CAT Tax, the Floating Price Gas Deduction, and the third party costs and expenses of Seller borne by Buyer pursuant to “Green Attributes”;

is less than zero, such amount being the Monthly Net Proceeds Deficiency; and

b.

Buyer’s parent deposits cash in an amount less than or equal to (and not in excess of) the Monthly Net Proceeds Deficiency into the Controlled Cash Account to fund the Monthly Net Proceeds Deficiency, such amount being the Monthly Shortfall Advance;

c.	Then, prior to the disbursement of any amounts of Net Proceeds from the Controlled Cash Account to Seller or Buyer in respect of any Monthly period from and after the Execution Date:

i.

The amount of all Monthly Shortfall Advances (except those to which Seller has provided a Shortfall Objection that has not been resolved) shall be repaid in full (without interest) as directed by Buyer; and

ii.	Seller shall communicate its approval of such repayments to BMO Harris Bank upon Buyer’s request.

4.

Shortfall Reporting. In addition to the Buyer’s current Monthly reporting requirements to Seller, as provided by the Controlled Cash Account Disbursements provision of the Transaction Confirmation or otherwise, the Buyer shall further include as part of that Monthly reporting to Seller the following (“Shortfall Reporting”):

a.	The amount of any required Monthly Shortfall Advance for the current Month;

b.	The dates and amounts of all prior Monthly Shortfall Advances deposited in the Controlled Cash Account;

c.	The dates and amounts of all repayments of Monthly Shortfall Advances from the Controlled Cash Account;

d.	The outstanding balances of all Shortfall Advances; and

e.

Documentary substantiation of the necessary amounts and the making of all Monthly Shortfall Advances, the agreement(s) underlying the receipt and repayment of Monthly Shortfall Advances, the calculations of the receipt of and repayment of Monthly Shortfall Advances, and any other documentary information in respect of the Monthly Shortfall Advances as may reasonably be requested by Seller.

5.

Controlled Cash Account Deposits to Repay Monthly Shortfall Advances. Buyer agrees that, during any time period in which Buyer has not yet repaid all Monthly Shortfall. Advances in full, any and all positive balances within the Controlled Cash Account will be used to repay the Monthly Shortfall Advances. This repayment is intended on a dollar-for-dollar basis, meaning that any dollar within the Controlled Cash Account will be used to repay a dollar of unpaid Monthly Shortfall Advances, and no funds within the Controlled Cash Account will be held idle in the Controlled Cash Account where Monthly Shortfall Advances are not yet paid in full.

6.

Shortfall Objection. Seller shall review the Shortfall Reporting and within five (5) Business Days following receipt of the Shortfall Reporting advise Buyer in writing of its reasonable objection, if any, to any Monthly Shortfall Advance claimed by Buyer as forming the basis for Buyer not to make disbursements to Seller from the Controlled Cash Account (“Shortfall Objection”), which objection may only be based upon a reasonable good faith belief that such Monthly Shortfall Advance is inconsistent with the terms of the Transaction Confirmation and this Third Amendment, and provide Buyer with Seller’s rationale therefor together with reasonable evidence to substantiate any such claim. In the event of a Shortfall Objection, Buyer and Seller shall work in good faith to promptly resolve any differences in respect of the Monthly Shortfall Advance and, until such resolution, no disbursements will be made to Buyer from the Controlled Cash Account in respect of the disputed Monthly Shortfall Advance until Seller’s objection thereto and the rightful entitlement to such funds shall be determined. If an acceptable resolution does not result from such good faith negotiation within 20 days of issuance of the objection, then either party may give written notice to the other party that it intends to settle the dispute by mediation under the Commercial Mediation Procedures of the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association. If the parties are unable to resolve the dispute by mediation, then the complaining party shall have the right to· institute litigation proceedings.

7.

Disbursements of Positive Net Proceeds. When all Monthly Shortfall Advances have been repaid in full (without interest) and no unpaid Monthly Shortfall Advances are outstanding, Buyer shall reinitiate proportionate disbursements of any positive Monthly Net Proceeds to Seller and Buyer from the Controlled Cash Account.

8.

Temporary MDV Increase. Seller and Buyer agree that, subject to completion of any required EPA notifications or approvals (which the parties shall coordinate to determine and effectuate as promptly as practicable), after the Execution Date and up to [***], the MDV shall be increased to [***] MMBtu/day.

9.

Effect on Transaction Confirmation. Except as expressly provided herein, the Transaction Confirmation shall continue in full force and effect in accordance with its terms and nothing in this Third Amendment shall otherwise modify the Transaction Confirmation or any right or obligation arising thereunder.

Please communicate your agreement to the foregoing by signing a copy of this letter agreement where provided below.

Very truly yours,

IOGEN D3 BIOFUEL PARTNERS LLC

By:	/s/ Pat Foody

AGREED:

GSF ENERGY, L.L.C.

By:	/s/ Martin L. Ryan

Exhibit A – Disbursements to be made from Controlled Cash Account for Operations